Exhibit 16.1

June 12, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Renewal Fuels, Inc. (the “Company”) pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K dated May 7, 2008, filed by the Company on May 13, 2008. We agree with the statements concerning our firm contained in Item 401(a) of such Form 8-K.

Very truly yours,

/s/ Kingery & Crouse, P.A

Kingery & Crouse, P.A